Exhibit 10.30

Summary of Independent Director Compensation
As of January 1, 2026

The following compensation will be provided to non-employee members of the Board of Directors (the “Board”) of Compass Minerals International, Inc. (the “Company”) pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”).

A.Cash Compensation

1.Annual Retainer. Each non-employee director will receive an $85,000 annual cash retainer for service on the Board.

2.Committee Service Fee. In addition, each non-employee director serving as a chair or member of any of the following Board committees will receive an annual cash fee for committee service, as follows:

Committee	Chair	Members
Audit Committee	$27,500	$10,000
Compensation Committee	$22,500	$10,000
Nominating/Corporate Governance Committee	$17,500	$7,500
Environmental, Health, Safety & Sustainability Committee	$17,500	$7,500

3.Non-Executive Chairman of the Board. In addition, the Non-Executive Chairman of the Board will receive an annual cash fee of $65,000 for service as Non-Executive Chairman of the Board.

B.Equity Compensation.

1.Annual Equity Award. Each non-employee director will receive an equity award with an annual equity award value of $120,000 for service on the Board.

2.Non-Executive Chairman of the Board. In addition, the Non-Executive Chairman of the Board will receive an equity award with an annual equity award value of $105,000 for service as Non-Executive Chairman of the Board.